UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CYBEX INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

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CYBEX INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 3, 2006

The Annual Meeting of Shareholders of Cybex International, Inc., a New York corporation (the “Company”), will be held at the Company’s executive offices located at 10 Trotter Drive, Medway, Massachusetts 02053 on Wednesday, May 3, 2006 at 2:00 P.M., local time, for the following purposes:

1.	To elect three directors.

2.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 21, 2006 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

TO MAKE CERTAIN THAT YOUR SHARES WILL BE VOTED AT THE MEETING, WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY WHICH IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS.

By Order of the Board of Directors

Joan Carter
Secretary

Medway,	Massachusetts
April	4, 2006

CYBEX INTERNATIONAL, INC.

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To be held on May 3, 2006

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cybex International, Inc. (“Cybex” or the “Company”) to be voted at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 3, 2006 and at any adjournments of the meeting (the “Annual Meeting”). Shareholders of record at the close of business on March 21, 2006 will be entitled to notice of, and to vote at, such meeting.

The mailing address of the Company’s principal executive offices is 10 Trotter Drive, Medway, Massachusetts 02053. The approximate date on which this Proxy Statement and the form of proxy were first sent or given to the shareholders of the Company was April 4, 2006.

The Annual Report of the Company for the year ended December 31, 2005, including audited consolidated financial statements, accompanies this Proxy Statement.

VOTING RIGHTS

As of the close of business on the record date, the Company had outstanding 15,172,810 common shares, par value $.10 per share (“Common Shares”). At all meetings of shareholders, holders of Common Shares are entitled to one vote, exercisable in person or by proxy, for each Common Share held.

Shareholders who execute proxies may revoke them at any time before they are voted by notice to the Company in writing or at the meeting or by delivering, at or prior to the meeting, a properly executed later-dated proxy. Shares represented by an effective proxy given by a shareholder will be voted as directed, unless authority to vote is withheld. If a signed proxy is received but no specification is made thereon, the shares represented thereby will be voted in accordance with the recommendations of the Board of Directors.

A majority of the outstanding shares entitled to vote must be represented in person or by proxy at the meeting in order to conduct the election of directors and any other matters which may come before the meeting. If such a majority is represented at the meeting, then the nominees for director who receive the highest number of votes cast will be elected. The affirmative vote of at least a majority of the votes cast is required for the approval of any other matter coming before the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast “For” or “Against” are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

ELECTION OF DIRECTORS

(Proposal No.1)

The Board of Directors currently consists of eight directors divided into three classes. Three persons are to be elected to the Board of Directors at the Annual Meeting to serve until the 2009 Annual Meeting. Management’s nominees for election as directors are John Aglialoro, Jerry Lee and Milton Leontiades, Ph.D. The Company’s remaining five directors will continue in office for the terms specified below. The persons named in the enclosed Proxy intend to vote for the election of the three nominees named above, unless instructions to the contrary are given therein. Proxies may not be voted for a greater number of persons than the number of nominees named below.

The nominees have indicated that they are able and willing to serve as directors. However, if some unexpected occurrence should require the substitution of some other person or persons for any one or more of the nominees, the person or persons voting the proxies will vote for such nominees as the Board of Directors of the Company may select.

Nominees for directors who receive a plurality of the votes cast by the holders of the outstanding Common Shares entitled to vote at the Annual Meeting will be elected. Abstentions, broker non-votes, and withheld votes are not counted in determining the number of votes cast for any nominee for director. The Board of Directors recommends a vote FOR each nominee.

The following table lists the name, age, principal occupation and certain business experience of each of the three nominees and the five continuing directors of the Company whose terms of office will continue after the Annual Meeting, the year in which each director’s term of office will expire (assuming, in the case of each of the nominees, such nominees are elected at the Annual Meeting) and the year in which each director was first elected as a director of the Company.

With the exception of Mr. Aglialoro and Ms. Carter, who are married, there are no family relationships between the directors and executive officers of the Company.

Name	Age at March 31, 2006	Principal Occupation and Certain Business Experience	Year Term Will Expire	Year First Became Director
Nominees for Director

John Aglialoro	62	Chief Executive Officer of the Company since 2000. Chairman and Chief Executive Officer of UM Holdings Ltd., which he co-founded in 1973. He served as a Director of Trotter Inc. from 1983 until its merger with the Company in 1997.	2009	1997

Jerry Lee	69	Retired. Partner of Ernst & Young, LLP from 1969 to 1995, including managing partner of the Philadelphia office from 1979 to 1989. He served as a Director of Trotter Inc. from 1996 to its merger with the Company in 1997.	2009	1997

Milton Leontiades, Ph.D.	73	Professor, School of Business, Rutgers University-Camden, where he served as Dean from 1991 to 2005. Dr. Leontiades has specialized in his academic career in strategic planning and business management.	2009	2005

Continuing Directors

James H. Carll	57	Chairman, Archer & Greiner, A Professional Corporation, a law firm in which he has been a stockholder since 1983. Archer & Greiner acts as general counsel for the Company.	2007	1997

Joan Carter	62	President and Chief Operating Officer of UM Holdings Ltd., which she co-founded in 1973. She served as a Director of Trotter Inc. from 1983 until its merger with the Company in 1997. Director, Penn Mutual Life Insurance Company and CarrAmerica Realty Corporation.	2008	1997

Name	Age at March 31, 2006	Principal Occupation and Certain Business Experience	Year Term Will Expire	Year First Became Director

David Ferrari	69	Chief Executive Officer and owner since 1979 of Argus Management Corporation, a business consulting company. Mr. Ferrari is also a certified public accountant.	2008	2005

Arthur W. Hicks, Jr.	47	Chief Operating Officer of the Company since 2006 and its Chief Financial Officer since 2002. Prior to 2006, he was employed by UM Holdings Ltd., Chief Financial Officer since 1988. He served as a Director of Trotter Inc. from 1994 to its merger with the Company in 1997. Mr. Hicks is also a certified public accountant.	2007	1997

Harvey Morgan	64	Managing Director, Bentley Associates L.P., investment bankers, since 2004, a Principal of Shattuck Hammond Partners LLC from 2001 to 2004, a Managing Director of Pricewaterhouse Coopers Securities during 2001, and Executive Managing Director of JWGenesis Financial Corp. from 1996 to 2001.	2007	2003

American Stock Exchange Corporate Governance Rules

The Company meets the definition of a “controlled corporation” under the listing standards of the American Stock Exchange (AMEX) since a majority of its outstanding Common Shares is owned by Mr. Aglialoro, Ms. Carter and UM Holdings Ltd, who are related parties. As a controlled corporation Cybex is not required to meet certain of the AMEX corporate governance rules. Cybex meets all required AMEX governance rules, and it has voluntarily chosen to meet a portion of the exempted provisions, including having a majority of independent directors, as defined in the AMEX listing standards.

Meetings of the Board of Directors

The Board of Directors of the Company held five meetings during 2005. All directors attended more than 75% of the meetings of the Board and their respective Board committees.

Committees of the Board of Directors

The Board of Directors has standing Executive, Compensation, Stock Option, Nominating and Audit Committees. In addition, Dr. Leontiades and Messrs. Carll, Lee, Morgan, and Ferrari (Chair) form an Independent Directors Committee, which meets periodically in executive session.

Executive Committee The Executive Committee consists of Joan Carter, James H. Carll and John Aglialoro (Chair). The Executive Committee has, with certain exceptions, all of the authority of the Board of Directors. The Executive Committee also makes recommendations regarding the administration of the Board of Directors and Director compensation. The Executive Committee did not meet during 2005 but did act by written consent.

Compensation Committee The Compensation Committee consists of James H. Carll, Milton Leontiades, Ph.D and Joan Carter (Chair). While under the listing standards of the AMEX Cybex constitutes a “controlled corporation” and accordingly the members of the Compensation Committee are not required to be independent as defined in the AMEX listing standards, both Dr. Leontiades and Mr. Carll are independent as defined by such listing standards. The function of the Committee is to make recommendations to the Board of Directors concerning executive compensation and benefits policies for the Company. The Committee held three meetings during 2005.

Stock Option Committee The Stock Option Committee consists of Milton Leontiades, Ph.D and Harvey Morgan (Chair). The Committee administers the Company’s stock option plans, awarding stock options to key employees and nonemployee directors of the Company and determining the terms and conditions on which the options are granted. The Committee did not meet during 2005.

Nominating Committee The Nominating Committee consists of John Aglialoro, Joan Carter and James Carll (Chair). Since under the listing standards of the American Stock Exchange (AMEX) Cybex constitutes a “controlled corporation”, the members of the Nominating Committee are not required to be independent as defined in the AMEX listing standards, and Mr. Carll is the only member of the Committee who is independent as defined by such listing standards. The Nominating Committee functions pursuant to a written charter adopted and approved by the Board of Directors, which can be accessed electronically at the Company’s website, www.cybexinternational.com. The Committee held three meetings during 2005.

The Nominating Committee identifies individuals qualified to become members of the Board of Directors, recommends to the Board director candidates for election at the annual meeting of shareholders, recommends to the Board the individual or individuals to be elected Chairman of the Board and Chief Executive Officer, considers the Chief Executive Officer’s recommendations for election as officers of the Company and recommends such to the Board, and recommends the assignment and rotation of members of the Committees of the Board.

The Nominating Committee will consider nominees recommended by security holders provided that the recommendations are made in accordance with the procedures described in this Proxy Statement under “Shareholder Proposals and Director Nominations for 2007 Annual Meeting.” Stockholders nominees that comply with these procedures will receive the same consideration as nominees received from other sources. Qualifications considered by the Nominating Committee in assessing director candidates include an understanding of business and financial affairs and the complexities of a business organization, a genuine interest in representing all of the shareholders and the interest of the Company overall, a willingness and ability to spend the necessary time required to function effectively as a director, an open-minded approach to matters and the resolve to independently analyze matters presented for consideration, and a reputation for honesty and integrity. In addition, a majority of the members of the Board should be independent as defined by Securities and Exchange Commission rules and the AMEX listing standards.

Audit Committee The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, consists of David Ferrari, Harvey Morgan and Jerry Lee (Chair). The Committee has the responsibility and authority described in its charter, which can be accessed electronically at the Company’s website, www.cybexinternational.com. It is responsible for appointing the Company’s independent registered public accounting firm, approving the compensation paid to the independent registered public accounting firm and approving the services performed by the independent registered public accounting firm. The Audit Committee works closely with management and the independent registered public accounting firm and discusses and consults with management, the independent registered public accounting firm and the full Board with respect to the Company’s financial statements, accounting principles and reporting practices and its system of internal accounting controls. The Committee held nine meetings in 2005.

The Board of Directors has determined that the Audit Committee has at least one member (Mr. Lee) who is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. All members of the Audit Committee are independent, as defined by the AMEX listing standards.

Report of the Audit Committee on Audited Consolidated Financial Statements

The Audit Committee of the Board of Directors functions pursuant to a written charter adopted and approved by the Board of Directors. The Audit Committee charter appears as Appendix A to this Proxy Statement.

The Audit Committee is responsible for the appointment, compensation and oversight of the independent registered public accounting firm retained to audit the Company’s consolidated financial statements. The Audit Committee consults with and reviews recommendations made by the independent registered public accounting firm with respect to financial statements, financial records, and financial controls of the Company.

Accordingly, the Audit Committee has (a) reviewed and discussed the audited financial statements with management; (b) discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees); (c) received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (d) discussed with KPMG LLP its independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board. The Audit Committee also discussed with KPMG LLP the overall scope and plans for its audit. The Audit Committee met with management and KPMG LLP, to discuss the results of the audit, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, in reliance on management and the independent registered public accounting firm, and subject to the limitations of its role, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

This report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this report by reference therein.

Members of the Audit Committee

Jerry Lee, Chair

David Ferrari

Harvey Morgan

Code of Ethics

Cybex has adopted, in addition to a Code of Corporate Conduct applicable to all of its officers and employees, a Code of Ethics specifically pertaining to its Chief Executive Officer, Chief Operating Officer, Chief Financial Officer (who is also the Chief Accounting Officer), Controller, and other senior officers performing similar financial management functions. The Code of Corporate Conduct and the Code of Ethics can be accessed electronically at the Company’s website, www.cybexinternational.com. Cybex intends to utilize its website for any required disclosures with respect to amendments to or waivers of any provision of the Code of Ethics.

Communications with the Board

Individuals may communicate with the Board by mailing the communication to Cybex International, Inc., Shareholder Communications, 10 Trotter Drive, Medway, MA 02053, to the attention of the Corporate Secretary. Communications that are intended specifically for non-management directors should be sent to the same address, to the attention of the Chair of the Audit Committee.

Director Attendance at Annual Meetings

It is the policy of the Company that all directors attend the Company’s Annual Meetings, absent illness or other unusual circumstances. All members of the Board attended the 2005 Annual Meeting.

Compensation of Directors

The Company’s compensation program for nonemployee directors during 2005 provided that each nonemployee director receive an annual retainer of $18,000, one-half of which was paid in shares of Company Common Stock (using the monthly average price per share for the year) pursuant to the Company’s 2002 Stock Retainer Plan for Nonemployee Directors (the “Retainer Plan”). In addition, Committee chairmen receive an annual cash retainer of $3,200; commencing in 2006, the annual retainer of the Audit Committee chairman is $6,400. Directors also receive $1,000 per day for each Board meeting attended, $500 per telephone meeting and $500 for each Committee meeting attended. During 2005, pursuant to the Retainer Plan, nonemployee directors serving the full year received 2,487 shares of Company Common Stock, representing the stock component of their annual retainer.

Certain Relationships and Related Transactions

John Aglialoro, Joan Carter and UM Holdings Ltd. (“UM”) together beneficially own approximately 51.4% of the Company’s Common Shares. Mr. Aglialoro and Ms. Carter are executive officers, directors and the principal stockholders of UM.

Mr. Aglialoro has served as the Chief Executive Officer of the Company since 2000. Mr. Aglialoro’s compensation is reviewed and considered by the full Board, without the participation of Mr. Aglialoro and Ms. Carter.

Prior to 2006, Arthur W. Hicks, Jr. was employed by UM, which provided his services to Cybex as its Chief Financial Officer. These services were provided pursuant to a Services Agreement pursuant to which Cybex paid to UM the sum of $216,000 in 2005. Mr. Hicks was appointed Chief Operating Officer of the Company effective January 1, 2006, at which time he became a full time employee of the Company and the prior Services Agreement with UM ended. Mr. Hicks continues to act as an officer of UM. UM also provides office space and office support services for which Cybex reimbursed UM at the rate of $28,500 per year in 2005 ($78,000 in 2006). These arrangements have been considered by the Board and found to be fair and in the interest of the Company. During January and February of 2005, UM also provided to Cybex the services of its general counsel for which Cybex reimbursed UM $30,000.

During 2004 UM provided the collateral to support a $2,945,722 letter of credit required in connection with the Company’s appeal of a judgment, for which the Company paid UM commitment fees of $39,276 in 2005. This collateral was replaced during 2005. UM during 2004 agreed to pay to Cybex $250,000, representing the full cost of a sports stadium luxury box rented by Cybex, in return for use of the box. The remaining $144,000 of this obligation was paid during 2005.

James H. Carll, a director of the Company, is a stockholder of Archer & Greiner, P.C., which acts as general counsel of the Company. Archer & Greiner also acts as counsel to UM and Mr. Carll serves on its Board.

EXECUTIVE COMPENSATION

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors consists entirely of non-management directors and its primary function is to make recommendations to the Board of Directors concerning executive compensation and benefit policies for the Company.

The Committee believes that the most effective compensation program is one that provides executives with competitive base salaries and incentives to achieve both current and long-term strategic business goals of the Company. Compensation should reward results, not effort, and be tied to shareholder value.

The Company’s executive compensation programs are designed to:

1.	Align the interests of executive officers with the long-term interests of shareholders.

2.	Motivate and challenge executive officers to achieve both annual and long-term strategic business goals.

3.	Support an environment that rewards executive officers based upon corporate results.

4.	Attract and retain executive officers best qualified to promote the long-term success of the Company.

The basic components of executive officer compensation for 2005 consisted of base salary, the potential for annual incentive compensation and long-term incentives in the form of stock options. The executive officers also participate in employee benefit plans available generally to the Company’s employees.

The Compensation Committee believes that linking a portion of an executive’s current and potential future net worth to the Company’s success, as reflected in the stock price, gives the executive a stake parallel to that of the Company’s other owners and results in long-term management for the benefit of those owners. Consistent with this philosophy, the Compensation Committee during 2005 reinstituted the Company’s Stock Ownership Requirements Policy (the “Policy”) for the Company’s Named Executive Officers. The requirements of the Policy phase-in over a period of time. By December 31, 2009, and thereafter, the Chief Executive Officer will be required to own stock having a value equal to 200% of base salary, while the other executive officers will be required to own stock having a value equal to 100% of base salary. The value of shares owned by an officer (including shares of restricted stock, whether vested or unvested) will be included in determining an officer’s stock ownership for purposes of the Policy, but the value of any shares subject to unexercised stock options will not be counted. Executive officers covered by the Policy who do not make a bona fide effort to comply with the Policy may have future grants of stock options and restricted stock reduced or eliminated.

Base Salary. In determining executive compensation levels, the Committee reviewed compensation levels at manufacturing companies of comparable size to the Company. The base salary of each executive officer is determined at levels considered appropriate for comparable positions at these peer companies. The Committee’s policy is to target base salary at the peer median, ranging to the 75th percentile to reflect special circumstances. In 2005, executive officer base salaries were as a general matter at the peer median, and in any event not above the 75th percentile.

Annual Incentive Compensation. To reinforce the attainment of the Company’s goals, the Committee believes that a significant portion of the annual compensation of the Named Executive Officers should be in form of variable incentive pay. The Company’s performance-based bonus program for Named Executive Officers for 2005 was based upon pre-tax earning targets, pursuant to which the Named Executive Officers could earn bonuses of between 15% to 60% of base salary, payable one-half in cash and one-half in restricted stock. Any shares of restricted stock earned under this program would not be capable of sale or other disposition until the first anniversary after the date of grant, and would be forfeited if the executive ceases employment with the Company prior to such date. No bonuses were payable under this program for 2005, based upon actual 2005 performance.

Long-Term Incentive in Form of Stock Options. The Committee believes that significant management ownership of the Company’s stock effectively motivates the building of shareholder wealth and aligns the interests of management with those of the Company’s shareholders. The Committee also recognizes the dilutive effect that option grants can have on shareholder value. The Committee seeks to balance the need to provide management motivation with the shareholder cost of doing so. The goal is to use options as both a reward and a motivator.

Option grants, which are issued at a per share exercise price equal to the market price of the underlying Common Shares on the date of grant, are reviewed annually by the Stock Option Committee. The Committee has adopted a policy that, as a general matter, options are to be issued to executive officers upon hire and promotion. Accordingly, no options were issued to executive officers during 2005. For further information with respect to options to the Named Executive Officers, see the tables under the headings “Option Grants in 2005” and “Aggregated Option Exercises in 2005 and Option Values at December 31, 2005.”

Chief Executive Officer Compensation. Because Mr. Aglialoro is a principal stockholder of the Company and is married to Ms. Carter, decisions as to his compensation are determined by the full Board, without the participation of Mr. Aglialoro or Ms. Carter. For 2005, the Board approved a salary for Mr. Aglialoro of $395,000 per annum. Mr. Aglialoro also was eligible for the bonus program described above. In determining Mr. Aglialoro’s compensation, the Board considered the compensation of chief executive officers at peer companies and the importance of Mr. Aglialoro’s services to the Company.

While Mr. Aglialoro has never been granted long-term incentive in the form of stock options, he is a significant shareholder in the Company (see “Security Ownership of Certain Beneficial Owners and Management”). The Board believes that Mr. Aglialoro’s stock ownership provides a significant incentive and aligns his interests directly with the Company’s shareholders. To the extent his performance as CEO translates into an increased value of the Company’s stock, all shareholders, including Mr. Aglialoro, will share the benefits.

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers to the extent that compensation exceeds $1,000,000 per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance-based compensation paid to the Company’s executive officers for 2005 did not exceed the $1,000,000 limit per officer, and the Committee does not anticipate that the non-performance-based compensation to be paid the Company’s executive officers in the foreseeable future will exceed that limit.

Members of the Compensation Committee

Joan Carter, Chair James H. Carll

Milton Leontiades, Ph.D.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of James H. Carll, Milton Leontiades, Ph.D. and Joan Carter (Chair).

Joan Carter is a Director, President and principal stockholder of UM, which is a major shareholder of the Company, and is married to John Aglialoro, the Company’s Chief Executive Officer. All compensation issues pertaining to Mr. Aglialoro are accordingly determined by the Board, acting without the participation of Mr. Aglialoro or Ms. Carter. James H. Carll is a stockholder of Archer & Greiner which acts as general counsel to the Company. See “Certain Relationships and Related Transactions.”

Performance Graph

The following graph compares the five-year cumulative total return (change in stock price plus reinvested dividends) on the Common Stock with the total returns of the American Stock Exchange Market Value Index, a broad market index covering stocks listed on the American Stock Exchange, and the companies in the Sporting and Athletic Goods industry (SIC Code 3949), a group encompassing approximately 11 companies (the “SIC Index”).

Comparison of 5 Year Cumulative Total Return of

Cybex International, Inc., Amex Market Value Index

and the SIC Index

	2000	2001	2002	2003	2004	2005
Cybex International, Inc.	$100.00	$90.64	$67.86	$59.14	$198.26	$179.35
SIC Index	100.00	118.48	80.47	105.81	117.23	101.86
Amex Mkt. Value Index	100.00	95.39	91.58	124.66	142.75	157.43

Assumes $100 invested on December 31, 2000 and dividends are reinvested. Source: Hemscott, Inc.

Summary Compensation Table

The following table sets forth information with respect to the compensation for 2005, 2004 and 2003 of the persons (sometimes collectively referred to as the “Named Executive Officers”) who were, during 2005, the Chief Executive Officer, and the four other most highly compensated executive officers of the Company at the end of 2005 whose salary and bonus exceeded $100,000 for the year.

	Year	Annual Compensation (1)			Long Term Compensation			All Other Compensation (3)
Name and Principal Position		Salary	Bonus		Stock Awards ($)(2)		Securities Underlying Options (#)
John Aglialoro Chairman and Chief Executive Officer	2005 2004 2003	$390,423 367,923 359,507	$	— 27,000 —	$	— 27,000 6,100	— — —	$5,985 2,422 2,376

Arthur W. Hicks, Jr. (4) Executive Vice President, Chief Operating Officer and Chief Financial Officer	2005 2004 2003	216,000 192,000 144,000		— 14,400 —		— 14,400 —	— 40,000 25,000	14,000 15,000 16,000

Ray Giannelli (5) Senior Vice President – Research & Development	2005 2004 2003	231,495 172,791 122,597		— 172,316 222,211		— 8,438 —	— 100,000 —	4,690 761 526

Galen S. Lemar Former Senior Vice President – Sales & Marketing	2005 2004 2003	195,347 188,248 153,135		— 13,875 —		— 13,875 —	— 50,000 —	19,858 1,669 1,244

Edward Kurzontkowski Senior Vice President of Manufacturing	2005 2004 2003	195,347 188,058 171,760		— 13,875 —		— 13,875 —	— 43,500 —	4,580 390 344

1	In accordance with the rules of the Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for the officer for such year.
2	The number and value (based upon the closing price of the stock on December 31, 2005) of unvested restricted stock outstanding as of December 31, 2005 are as follows: Mr. Aglialoro, 6,601 shares ($24,424); Mr. Hicks, 3,521 shares ($13,028); Mr. Giannelli, 2,063 shares ($7,633); Mr. Lemar, 3,392 shares ($12,550); Mr. Kurzontkowski, 3,392 shares ($12,550). The 2004 restricted stock awards were issued in 2005 pursuant to the 2004 Management Incentive Compensation Bonus Program adopted pursuant to the 1995 Omnibus Incentive Plan and are valued on the basis of the closing price of the stock on December 31, 2004. These shares were subject to the restriction that the holder be continuously employed by the Company through the first anniversary of the date of grant. Dividends, to the extent declared on the Common Shares, would be payable with respect to these restricted shares. The stock award received by Mr. Aglialoro in 2003 was subject to the condition that the stock could not be sold or transferred for six months and consisted of 5,000 shares of common stock received by Mr. Aglialoro for serving as Chairman during 2003.
3	For 2005, consists of (a) the taxable portion of group term life insurance over $50,000, for Mr. Aglialoro, Mr. Giannelli, Mr. Lemar and Mr. Kurzontkowski, (b) for Mr. Hicks, cash compensation received as a director, and (c) for Mr. Lemar, includes reimbursement of $15,421 of relocation expenses.
4	Prior to 2006, Mr. Hicks' services as Chief Financial Officer were provided to the Company through a Services Agreement with UM Holdings, Ltd. Mr. Hicks did not receive a salary or benefits from the Company; the amount shown under the column “Salary” constitutes service fees accrued to UM Holdings, Ltd. See "Certain Relationships and Related Transactions." Mr. Hicks did participate in the Company’s Management Incentive Compensation Bonus Program adopted pursuant to the 1995 Omnibus Incentive Plan and also received cash compensation as a director. The services agreement with UM ended January 1, 2006 when Mr. Hicks became Chief Operating Officer and a full-time employee of Cybex.
5	Amounts listed for Mr. Giannelli under the column “Bonus” include sums paid to Mr. Giannelli under the Company’s Royalty Incentive Program, as follows: $163,878 for 2004 and $222,211 for 2003.

Option Grants in 2005

The Company did not grant any stock options to employees, including the Named Executive Officers, during 2005.

Aggregated Option Exercises in 2005 and

Option Values at December 31, 2005

The following table provides information as to the value of options held by the Named Executive Officers at year-end measured in terms of the closing price of a Common Share on December 30, 2005 ($3.70 per share). None of the Named Executive Officers exercised any options during 2005.

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Dec. 31, 2005 (#)	Value of the Unexercised In-the-Money Options at Dec. 31, 2005 ($)(2)
			Exercisable/Unexercisable	Exercisable/Unexercisable
John Aglialoro	—	—	—/—	—/—
Arthur W. Hicks, Jr.	—	—	30,000/45,000	$68,300/$108,900
Ray Giannelli	—	—	100,000/—	27,000/—
Galen S. Lemar	—	—	32,500/42,500	71,000/103,000
Edward Kurzontkowski	—	—	38,625/36,375	72,158/89,123

1	Value realized is the difference between the market price of a Common Share on the date of exercise and the exercise price of the option, multiplied by the number of Common Shares underlying the option.
2	Value of unexercised “in-the-money” options is the difference between the market price of a Common Share on December 30, 2005 and the exercise price of the option, multiplied by the number of Common Shares underlying the option.

Employment Agreements

The Company has entered into employment agreements with its executive officers. Under these agreements, the employment may be terminated with or without cause at any time. In the event that the Company terminates the officer’s employment other than “for cause”, the Company is obligated to continue normal salary payments for periods varying generally from six months to two years. The employment agreements generally provide that upon a change of control, as defined, the officer may in certain events resign and receive the severance which would have been payable upon a non-cause termination; Mr. Aglialoro’s employment agreement does not, however, include a change of control provision. Pursuant to each employment agreement, the executive officer agrees not to compete with the Company during his employment and for periods following employment varying from six months to two years. Mr. Giannelli recently entered into an amended employment agreement. Pursuant to the amended agreement, Mr. Giannelli’s employment has an initial term to December 31, 2010, and he has the right to extended severance to December 31, 2010 upon a non-cause termination or to December 31, 2013 upon death or, in certain situations, a change of control. The new agreement continues to provide that Mr. Giannelli will be paid a bonus of $221,000 upon exercise of options granted pursuant to the original employment agreement. Pursuant to the amended agreement, Mr. Giannelli waived and released any right to revert to a royalty incentive program in which he formerly participated, and Cybex paid to him approximately $300,000 for royalties which would have accrued in prior fiscal periods under such program.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the number of Common Shares of the Company beneficially owned by each person known to us to own beneficially more than 5% of the Common Shares, by each director and nominee for director of the Company, by each of the Named Executive Officers identified herein under the caption “Summary Compensation Table”, except Mr. Lemar (who is no longer an officer and as to whom the number of shares owned, if any, is not known), and by all directors and executive officers of the Company as a group as of the record date, March 21, 2006. Except as otherwise indicated, all shares are owned directly.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
UM Holdings Ltd. 56 Haddon Avenue Haddonfield, New Jersey 08033	6,081,856	(1)	40.1%
John Aglialoro, Chairman and CEO (2)	7,796,611	(3)	51.4%
Joan Carter, Director (2)	7,796,611	(4)	51.4%
Pequot Capital Management, Inc. (5) 500 Nyala Farm Road Westport, CT 06880	1,050,000		6.9%
Grace & White, Inc. (6) 515 Madison Avenue, Suite 1700 New York, New York 10022	851,700		5.6%
Ray Giannelli, Senior Vice President	102,063	(7)	*
Edward Kurzontkowski, Senior Vice President	52,892	(7)	*
Arthur W. Hicks, Jr., Director, COO and CFO	56,771	(7)	*
James H. Carll, Director	37,154		*
David Ferrari, Director	4,198		*
Milton Leontiades, Director	2,198		—
Jerry Lee, Director	38,154		*
Harvey Morgan, Director	16,293		*
All directors, nominees and executive officers as a group (consisting of 11 persons)	8,122,084	(7)	52.8%
* Less than 1%

1	Represent shares owned by its wholly-owned subsidiaries, UM Equity Corp. and UM Investment Corporation.
2	Mr. Aglialoro and Ms. Carter’s address is the same as UM Holdings Ltd.
3	Includes (a) 6,081,856 shares beneficially owned by UM Holdings Ltd., of which Mr. Aglialoro is a principal stockholder, executive officer and director; and (b) 783,154 shares owned by his wife, Joan Carter, as to which beneficial ownership is disclaimed.
4	Includes (a) 6,081,856 shares beneficially owned by UM Holdings Ltd., of which Ms. Carter is a principal stockholder, executive officer and director; and (b) 931,601 shares owned by her husband, John Aglialoro, as to which beneficial ownership is disclaimed.
5	Information is based upon filing made with the Securities Exchange Commission. The Company assumes no responsibility for the accuracy of such information. Pequot Capital Management, Inc. is an investment advisor and as such has beneficial ownership through the investment discretion it exercises over its clients’ accounts.

6	Information is based upon filing made with the Securities Exchange Commission. The Company assumes no responsibility for the accuracy of such information.
7	The amount next to individual’s name includes shares which the individual has the right to acquire within sixty days through the exercise of stock options, as follows: Mr. Giannelli, 100,000 shares; Mr. Hicks, 48,750 shares; Mr. Kurzontkowski, 49,500 shares. The number of shares which all directors and executive officers as a group have the right to acquire within sixty days is 214,000 shares of Company Common Stock. In each case the percent of class is calculated on the basis that such shares are deemed outstanding. No voting or investment power exists with respect to shares prior to acquisition. Shares beneficially owned by all directors and executive officers as a group include 6,081,856 shares beneficially owned by UM Holdings, Ltd., of which Mr. Aglialoro and Ms. Carter are principal stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of l934 requires the Company’s officers and directors, and any persons who own more than ten percent of the Company’s Common Shares to file reports of initial ownership of the Company’s Common Shares and subsequent changes in that ownership with the Securities and Exchange Commission and the American Stock Exchange. Officers, directors and greater than ten-percent beneficial owners are also required to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that during 2005 all Section 16(a) filing requirements were complied with.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

FOR 2007 ANNUAL MEETING

Any proposals by a shareholder intended to be presented at the 2007 Annual Meeting of Shareholders must be received by the Company no later than December 5, 2006 and be in compliance with applicable Securities and Exchange Commission regulations, for inclusion in the Company’s Proxy Statement relating to such meeting.

The Company’s by-laws provide that any shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such shareholder’s intent to make such nomination is given, either by personal delivery or by United States mail, postage pre-paid, to the Secretary of the Company not later than (i) with respect to an election held at an annual meeting of shareholders, 90 days in advance of such meeting and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. A copy of the pertinent by-law provision, which sets forth additional requirements for the form of such notice, is available on request to the Corporate Secretary, Cybex International, Inc., 10 Trotter Drive, Medway, Massachusetts 02053.

In accordance with Rule 14a-4(c) promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, the holders of proxies solicited by the Board of Directors in connection with the 2007 Annual Meeting may vote such proxies in their discretion on certain matters as more fully described in such rule, including without limitation on any matter coming before the meeting as to which the Company does not have notice on or before February 18, 2007.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed KPMG LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2005. Representatives of KPMG LLP are expected to attend the 2006 Annual Meeting of Shareholders of the Company and will be afforded an opportunity to make a statement and to respond to appropriate questions.

Audit Fees. During the preceding two fiscal years, KPMG LLP provided services to the Company in the following categories and charged the amounts listed below:

	2005	2004
Audit Fees	$256,000	$225,000

Audit-Related Fees		—

Tax Fees	55,000	54,000

All Other Fees		—

The above tax fees predominantly relate to the preparation of corporate tax returns. The Audit Committee reviewed the above non-audit services and has determined that the provision thereof is compatible with maintaining auditor independence. It is the policy of the Audit Committee that all services provided by its independent registered public accounting firm are subject to prior Committee approval.

SOLICITATION OF PROXIES

Proxies may be solicited by directors, officers and a small number of regular employees of the Company personally or by mail, telephone, telegraph or otherwise, but such persons will not be specially compensated for such service. Banks and brokers will be requested to solicit proxies from their customers, where appropriate, and the Company will reimburse them for their reasonable expenses. The cost of such solicitation will be borne by the Company.

OTHER MATTERS

Management is not aware of any matters to be presented for action at the meeting other than the election of directors and does not intend to bring any other matters before the meeting. However, if other matters properly come before the meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion.

By Order of the Board of Directors

Joan Carter
Secretary

Medway,	Massachusetts
April	4, 2006

Appendix A

CYBEX INTERNATIONAL, INC.

Audit Committee Charter

The Board of Directors of Cybex International, Inc. (“Cybex” or “Company”) has established an Audit Committee with authority, responsibility, and specific duties as described in the following text.

Composition

The Audit Committee shall be comprised of at least three Directors who are independent Directors consistent with the listing standards of the American Stock Exchange and applicable law. One of the members shall be nominated Committee Chairman by the Nominating Committee, and approved by the full Board. All members of the Audit Committee shall be generally knowledgeable in financial and auditing matters and at least one member shall have sufficient accounting or financial expertise to qualify as an “Audit Committee Financial Expert” as defined by applicable law and Securities and Exchange Commission (“SEC”) rules.

Authority

The Audit Committee is granted the authority by the Board of Directors to investigate any activity of the Company that may have a financial impact or involves financial reporting. All employees are directed to cooperate as requested by members of the Committee. The Committee is empowered to retain persons having special competence as necessary to assist the Committee in fulfilling its responsibility.

Responsibility

The Audit Committee shall be responsible for the engagement, compensation, oversight and discharge of the independent auditors. It is the Board of Directors’ principal agent in assisting the Board in fulfilling its oversight responsibility relating to the independence of the Company’s auditors, the integrity of management, an adequate control environment, and the adequacy of financial disclosures to stockholders. The Committee serves as the focal point for communication among non-committee Directors, the independent auditors, and Cybex’s management, as their duties relate to financial accounting, reporting, and financial controls. The Committee should have a clear understanding with the independent auditors that they must maintain an open relationship with the Committee, and that the ultimate accountability of the independent auditors is to the Board of Directors and the Committee, as representatives of shareholders. The Audit Committee is to assist the Board of Directors in fulfilling its fiduciary responsibilities as to accounting policies and reporting practices of Cybex, and all its subsidiaries, and the sufficiency of auditing relative to these policies and practices. The opportunity for the independent auditors to meet with the entire Board of Directors as needed is not to be restricted.

Meetings

The Audit Committee is to meet as often as its chairman, a majority of its members, or the full Board deems necessary, but not less than four times per year.

Attendance

A majority of members of the Audit Committee must be present, in person or by telephone, at all formal meetings. However, subcommittees of one or more members may be formed to handle specific projects. As necessary or desirable, the Committee Chairman may request that members of management, the Company’s financial and accounting personnel, outside counsel, and representatives of the independent auditors be present at a meeting of the Committee, as well as any other persons deemed necessary to assist the Committee in exercising its responsibilities.

Minutes

A summary of each meeting is to be sent to all Directors.

Specific Duties

The Audit Committee is to:

1. Be directly responsible for the appointment, evaluation, discharge, compensation and oversight of the work of the independent auditors.

2. Inform the independent auditors and management that the auditors and the Committee must communicate with each other at all times; and the Committee Chairman may call a meeting whenever he or she deems it necessary.

3. Review with the Company’s management, independent auditors, and financial and accounting personnel the adequacy and effectiveness of the Company’s accounting and financial controls, internal controls over financial reporting and disclosure controls and procedures.

4. Have familiarity with the accounting and reporting principles and general practices applied by the Company in preparing its financial statements. Further, the Committee is to make, or cause to be made, all necessary inquiries of management and the independent auditors concerning established standards of corporate conduct and performance, and deviations from these standards.

5. Review, prior to the annual audit, the scope and extent of the independent auditor’s planned examination, including the engagement letter. Audit services and fees are to be approved in advance by the Committee. The review should entail an understanding from the auditors of the factors considered in determining the audit scope, including:

•	Industry and business risk characteristics of the Company

•	External reporting requirements

•	Materiality of the various segments of the Company’s consolidated activities

•	Quality of internal controls

•	Other areas to be covered during the audit engagement.

6. Review with management the extent of non-audit services planned by the independent auditors, in relation to the objectivity needed in the audit. All non-audit services and fees are to be approved in advance by the Committee.

7. Review with management and the independent auditors, upon completion of their audit, financial results for the year, prior to their release to the public. This review is to encompass:

•	The Company’s annual report to shareholders and Form 10-K, including Management’s Discussion and Analysis, and the financial statement and supplemental disclosures required by generally accepted accounting principles, the Securities and Exchange Commission, and the American Stock Exchange. If deemed appropriate, after such review and discussion, recommend to the Board of Directors that the financial statements be included in the Company’s annual report on Form 10-K.

•	Significant transactions not a normal part of the Company’s operations.

•	Significant changes, if any, in management estimates.

•	Changes, if any, during the year in the Company’s accounting principles or their application.

•	Areas of the Company’s financial statements requiring significant management judgment.

•	Significant adjustments proposed by management and/or the auditors.

•	Other communications as required to be communicated by the independent auditors by Statement of Auditing Standards (SAS) 61 and 90 as may be modified or supplemented relating to the conduct of the audit. Further, receive a written communication provided by the independent auditors concerning their judgment about the quality of the Company’s accounting principles, as outlined by SAS 61 and 90, as may be modified or supplemented, and that they concur with management’s representations concerning audit adjustments.

8. Require the Company’s independent auditors to review the financial information included in the 10-Q reports.

9. Review and approve for release the Company’s earning release and other press releases pertaining to financial matters or financial guidance, and approve the 10-Q prior to filing.

10. Review any disclosures by the CEO and CFO, prior to their periodic report certification to the SEC, regarding (a) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report the financial data, and any material weaknesses in the Company’s internal controls that they have identified for the Company’s independent auditors; (b) any fraud, whether or not material, that involves the management or other employees who have a significant role in the Company’s internal controls; and (c) whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of the CEO’s and CFO’s evaluation thereof, including any corrective actions with regard to significant deficiencies and material weaknesses.

11. Arrange for timely receipt from management of its reports on Form 8-K and any other correspondence with the SEC. Financial disclosure reports should be reviewed with the Audit Committee before filing.

12. Evaluate the cooperation received by the independent auditors during their audit examination, including their access to all requested records, data, and information. Also, elicit the comments of management regarding the responsiveness of the auditors to the Company’s needs. Inquire of the auditors whether there have been any disagreements with management which if not satisfactorily resolved would have caused them to modify their report on the Company’s financial statements.

13. Review the quality and adequacy of the Company’s financial and accounting personnel including discussions with independent auditors. Approve the selection of the Chief Financial Officer.

14. Discuss with the independent auditors any relevant recommendations which the auditors may have (including those in their annual “Management Letter” and/or “Report to the Audit Committee”). Topics to be considered during this discussion include improving internal financial controls, selection of accounting principles, and management reporting systems. Review written responses of management to the “Management Letter” and ensure that all disagreements are promptly resolved.

15. Recommend to the Board of Directors any appropriate extensions or changes in the duties of the Committee.

16. Apprise the Board of Directors, through minutes and special presentations as necessary, of significant developments in the course of performing the above duties. The Committee should cause to be made an investigation into any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

17. After preparation by management and review by independent auditors, approve the report required under SEC rules to be included in the Company’s annual proxy statement. The charter is to be published as an appendix to the proxy statement at least once every three years.

18. Inquire as to the independence of the independent auditors and obtain from the independent auditors, at least annually, a formal written statement delineating all relationships between the independent auditors and the Company as contemplated by Independence Standards Board Standard No. 1, Independence

Discussions with Audit Committees, as may be modified or supplemented. Actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact objectivity and take, or recommend that the Board of Directors take, appropriate action to oversee the independence of the independent auditors.

19. Establish procedures for (A) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters; and (B) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

20. Review the Company’s policies on ethical business conduct, review reports concerning monitoring of compliance with such policies and be the Board’s agent in considering waivers of such policies.

21. Review and approve all material related party transactions.

22. Review and update the Committee’s Charter annually.

While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Those duties are the responsibility of management and the independent auditors, and the Committee carries out its duties in reliance on management and the independent auditors.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY
CYBEX INTERNATIONAL, INC.

				For	Withhold	For All Except
2006 ANNUAL MEETING OF SHAREHOLDERS PROXY FOR HOLDERS OF COMMON STOCK Proxy Solicited on Behalf of The Board of Directors		1.	The election as directors of all nominees listed (except as marked to the contrary below):	☐	☐	☐

John Aglialoro Jerry Lee Milton Leontiades

The undersigned hereby appoints ARTHUR W. HICKS, JR. and JAMES H. CARLL, or any of them, with full power of substitution, the proxy of the undersigned to represent the undersigned at the Annual Meeting of Shareholders of Cybex International, Inc. to be held on May 3, 2006, or at any adjournment or postponement thereof, and to vote the number of shares of the Common Stock of Cybex International, Inc. which the undersigned would be entitled to vote if personally present:

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
				For	Against	Abstain
		2.	In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.	☐	☐	☐

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, shares of the Common Stock represented by this proxy will be voted FOR the election of the nominees listed above and as the Proxy deems advisable on such other business as may properly come before the meeting. This proxy may be revoked at any time prior to the time it is voted.

When signing the proxy, please date it and take care to have the signature conform to the shareholder’s name as it appears on this proxy. If shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees and guardians should so indicate when signing.

Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above Co-holder (if any) sign above

+	+

é     Detach above card, sign, date and mail in postage paid envelope provided.     é

CYBEX INTERNATIONAL, INC.

You are urged to sign and return your proxy without delay in the return envelope provided for that purpose which requires no postage if mailed in the United States.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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